Exhibit 99.1

FOR IMMEDIATE RELEASE

Brand Engagement Network Reports Second Quarter 2025 Results

WILMINGTON, Del., October 14, 2025 (PRNewswire)— Brand Engagement Network Inc. (Nasdaq: BNAI) (“BEN” or the “Company”) recorded the financial results for the second quarter ended June 30, 2025.

Strategic Achievements

“We believe this quarter underscored the discipline and focus we’ve applied to strengthen our foundation,” said Tyler Luck, Acting CEO and Co-Founder of BEN. “Through cost reductions and decisive management actions, we are positioning the company for sustainable, long-term growth. Our Innovation Lab in Seoul, Korea, continues to drive advanced product innovation, playing a critical role in shaping our global success in conversational AI.”

“Our Q2 results demonstrate significant progress in stabilizing operations and strengthening our financial position,” said Walid Khiari, Chief Financial Officer and Chief Operating Officer. “By reducing expenses by over 55%, we’ve gained greater flexibility to execute our strategy and accelerate growth initiatives in regulated industries.”

Financial Highlights

●	Revenue: $5,000 in Q2 2025, compared to none in Q2 2024, reflecting early traction in our conversation AI solutions.
●	Operating expenses: Decreased by 55.6% to $2.8 million, down from $6.3 million in Q2 2024, driven by streamlined operations and strategic cost optimization.
●	Other income: $3.7 million, primarily from a $4.0 million gain on debt extinguishment, partially offset by changes in warrant fair value.
●	Net income: Net income of $0.9 million in Q2 2025, compared to a net loss of $3.0 million in Q2 2024.
●	Stockholders’ equity: Increased 126% to $5.9 million from $2.6 million at year-end 2024, reflecting improved financial health.

A detailed summary of BEN’s recorded financial results is included in the Company’s Form 10-Q for the quarter ended June 30, 2025, filed with the SEC.

Webcast and Conference Call Information

BEN will host a conference call to discuss its results at 1:30 p.m. PT / 4:30 p.m. ET on Tuesday, October 14, 2025.

Dial-in details:

●	North America Toll-Free: 1-888-880-3330
●	Local/International: 1-646-357-8766
●	Conference ID: 8048832
●	Webcast (public): https://app.webinar.net/pNeyl4BQPw2

Following the call, transcripts of the conference call will be posted to BEN’s investor relations website.

2025 Annual Meeting of Shareholders

BEN’s 2025 Annual Meeting is scheduled for November 26, 2025, with a record date for determining shareholders of record, at the close of business on November 3, 2025. Shareholder proposals for inclusion in the proxy statement must be received by October 20, 2025, at 300 Delaware Avenue, Suite 210, Wilmington, DE 19801, Attention: Legal Department – Shareholder Mail, with a copy to legal @beninc.ai. Proposals must comply with SEC Rule 14a-8 and Ben’s bylaws. For nominations or other matters not included in the proxy statement, notice must also be received by October 20, 2025, per the Company’s bylaws. See our investor relations website for details. The time and location of the 2025 Annual Meeting will be as set forth in the Company’s definitive proxy statement for the 2025 Annual Meeting to be filed with the Securities and Exchange Commission. In addition, we may omit any proposal from our proxy materials that does not comply with Securities and Exchange Commission rules.

About Brand Engagement Network, Inc. (BEN)

Brand Engagement Network, Inc. (BEN) (Nasdaq: BNAI) develops conversational AI agents built for regulated and customer-centric industries. Its proprietary Engagement Language Model (ELM™) with retrieval-augmented generation enables enterprises to deploy multimodal, compliance-first AI across chat, voice, avatar, and digital channels. With 21 issued patents, a growing IP portfolio, and early adoption across life sciences, healthcare, insurance, financial services, hospitality, retail, and automotive, BEN is positioned at the intersection of enterprise AI adoption and rising regulatory demand.

For more information, visit www.beninc.ai

Forward-Looking Statements

This press release contains forward-looking statements regarding our future business plans and expectations which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are only predictions and may differ materially from actual results due to a variety of factors including: the impact of macroeconomic conditions on our business and financial results, including as a result of geopolitical events; our ability to retain or increase customers, users and engagement levels; our dependency on data signals and mobile operating systems, networks, and standards that we do not control; changes to the content or application of third-party policies that impact our practices; risks associated with new products and changes to existing products as well as other new business initiatives, including our artificial intelligence initiatives and pilot efforts; our emphasis on growth and engagement and the user experience over short-term financial results; maintaining and enhancing our brand and reputation; our ongoing privacy, safety, security, and content; competition; risks associated with government actions that could restrict access to our products or impair our ability to license our products in certain countries; litigation and government inquiries; privacy, legislative, and regulatory concerns or developments; risks associated with acquisitions; security breaches; our ability to manage our scale and geographically-dispersed operations; and market conditions or other factors affecting our operations.

These and other potential risks and uncertainties that could cause actual results to differ from the results predicted are more fully detailed in BEN’s Securities and Exchange Commission (“SEC”) filings, including its most recent annual report on Form 10-K and quarterly report on Form 10-Q under the caption “Risk Factors”, which are available on our Investor Relations website (investor.beninc.ai) and the SEC website (www.sec.gov). Additional information will also be set forth in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2025. In addition, please note that the date of this press release is October 14, 2025, and any forward-looking statements contained herein are based on assumptions that we believe to be reasonable as of this date. We undertake no obligation to update these statements as a result of new information or future events.

Investors Contact

Brand Engagement Network Inc.

Email: investors@beninc.ai

Media Contact

Amy Rouyer

Brand Engagement Network, Inc.

Email: amy@beninc.ai